Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2020 Financial Results

SAN FRANCISCO, August 6, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ended June 30, 2020.

Second Quarter 2020 Summary

•Revenue of $50.9 million
◦3% decrease compared to second quarter 2019
◦20% decrease compared to first quarter 2020
•Gross margin was 69.6%
◦560 basis point year-over-year contraction

“Despite the challenges presented by the pandemic, we have continued to deliver our Zio service without interruption to the physicians and patients that rely on it. Our team recognized the need for high quality care has never been greater and I could not be prouder of the commitment we have demonstrated,” said Kevin King, CEO. “Second quarter results were encouraging, despite the COVID-19 impact felt early in the quarter. We saw a steady pace of recovery in registration rates throughout the quarter that exceeded our initial expectations.

“Importantly, we believe we continued to penetrate the market and take share as an acute shift away from Holter monitoring took place. Our digital platform is well suited to deliver services in a virtual environment, with a single-use Zio device and home enrollment capability. We expect it will remain an important component of many of our accounts’ workflows going forward. We also saw significant traction with Zio AT, signaling the increasing value our complete platform solution provides in streamlining workflows across cardiac monitoring needs.

“While we are encouraged by our recent rebound, the macro environment remains uncertain and several market factors could result in suppressed demand through the rest of 2020. We are managing our business for the long-term with planned investments to drive growth and profitability and remain as confident as ever in the durability of our business,” concluded King.

Second Quarter Financial Results
Revenue for the three months ended June 30, 2020 decreased 3% to $50.9 million, from $52.4 million during the same period in 2019. The decrease was primarily due to lower volumes but was slightly offset by increased ASP.

Gross profit for the second quarter of 2020 was $35.4 million, or 69.6% gross margin, compared to $39.4 million, or gross margin of 75.2%, during the same period in 2019.

Operating expenses for the second quarter of 2020 $55.6 million, compared to $50.0 million for the same period in 2019 which was an increase of 11.1%. Excluding a $3.0 million milestone payment to Verily, operating expense increased 5.1% to $52.6 million.

Net loss for the second quarter of 2020 was $20.4 million, or a loss of $0.75 per share, compared with net loss of $10.7 million, or a loss of $0.43 per share, for the same period in 2019.

Total Cash and Short Term Investment balance at June 30, 2020 was $114.9M.

Guidance for Full Year 2020
As previously reported, iRhythm is not providing 2020 financial guidance due to the continued uncertainties from the impact of COVID-19.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc. iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically

Exhibit 99.1

actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, the impact of COVID-19 on our business, market opportunity, ability to penetrate the market, operating plans and expectations for economic recovery. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$81,730	$20,462
Short-term investments	33,196	120,089
Accounts receivable, net	22,877	23,867
Inventory	4,989	4,037
Prepaid expenses and other current assets	3,743	4,337
Total current assets	146,535	172,792
Long-term investments	—	8,030
Property and equipment, net	30,199	26,464
Operating lease right-of-use assets	87,758	90,124
Goodwill	862	862
Other assets	10,870	7,940
Total assets	$276,224	$306,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,012	$8,243
Accrued liabilities	25,170	32,714
Deferred revenue	1,197	1,251
Debt, current portion	7,778	1,944
Operating lease liabilities, current portion	8,157	7,914
Total current liabilities	47,314	52,066
Debt, noncurrent portion	27,164	32,989
Operating lease liabilities, noncurrent portion	83,800	85,748
Total liabilities	158,278	170,803
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Common stock	25	25
Additional paid-in capital	408,096	395,695
Accumulated other comprehensive income	181	82
Accumulated deficit	(290,356)	(260,393)
Total stockholders’ equity	117,946	135,409
Total liabilities and stockholders’ equity	$276,224	$306,212

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue, net	$50,878	$52,441	$114,413	$100,775
Cost of revenue	15,484	13,012	31,547	24,785
Gross profit	35,394	39,429	82,866	75,990
Operating expenses:
Research and development	12,542	7,833	20,957	14,532
Selling, general and administrative	43,014	42,161	91,244	80,227
Total operating expenses	55,556	49,994	112,201	94,759
Loss from operations	(20,162)	(10,565)	(29,335)	(18,769)
Interest expense	(381)	(440)	(761)	(849)
Other income, net	237	295	742	670
Loss before income taxes	(20,306)	(10,710)	(29,354)	(18,948)
Income tax provision	131	15	148	27
Net loss	$(20,437)	$(10,725)	$(29,502)	$(18,975)
Net loss per common share, basic and diluted	$(0.75)	$(0.43)	$(1.09)	$(0.77)
Weighted-average shares, basic and diluted	27,176,601	24,724,808	27,008,236	24,600,250